Exhibit 99.1

PRESS RELEASE
Contact Information:
David R. O’Reilly
Chief Financial Officer
(214) 741-7744
David.OReilly@howardhughes.com

The Howard Hughes Corporation® Reports Third Quarter 2019 Results
Strong third quarter results led by 33% growth in Operating Assets NOI and immediate progress on strategic transformation plan

Dallas, TX, November 4, 2019 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” "HHC" or "we") announced today operating results for the third quarter ended September 30, 2019. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

On October 21, 2019, Management announced the conclusion of its previously announced review of strategic alternatives. The process culminated in a transformation plan led by new executive leadership and comprised of three pillars: (1) a $45 - $50 million per annum reduction in overhead expenses, (2) the sale of approximately $2 billion of non-core assets and (3) accelerated growth in our core master planned communities ("MPC") assets.

Strategic Transformation Plan Highlights

•	Paul Layne named Chief Executive Officer to lead execution of the transformation plan to create a lean, focused, decentralized organization built around the Company's core MPCs.

•
Executed on $86 million in non-core asset sales by completing the sale of Cottonwood Mall, a non-core asset in Salt Lake City, Utah, for $46 million and the sale of approximately 650 acres of land in the West Windsor Township near Princeton, NJ for $40 million.

•
Accelerated growth in our core MPC business by commencing construction of Creekside Park Apartments Phase II, a 360-unit multi-family development in The Woodlands, TX. The project is anticipated to contribute approximately $4.7 million of stabilized net operating income ("NOI").

•	Board of Directors has authorized a new stock repurchase program, under which the Company may repurchase up to $100 million of its outstanding common stock.

Third Quarter 2019 Highlights

•
Net income attributable to common stockholders increased to $29.8 million, or $0.69 per diluted share, for the three months ended September 30, 2019, compared to $23.4 million, or $0.54 per diluted share, for the three months ended September 30, 2018.

•
Total NOI from the Operating Assets segment, including our share of NOI from equity investments, grew strongly by 33% to $56.3 million for the three months ended September 30, 2019, compared to $42.2 million for the prior year period.

•
MPC segment earnings before tax ("EBT") decreased by $28.3 million to $60.6 million for the three months ended September 30, 2019. Despite the overall decrease in MPC EBT, our Houston MPCs showed continued strength led by Bridgeland with a 62.4% increase in underlying home sales as well as an 8.7% increase in price per acre.

•	Broke ground on Kō'ula, our newest condominium tower that began public sales in January 2019, which is approximately 70.3% pre-sold as of the third quarter of 2019.

•
Increased Seaport District segment revenues by $8.5 million to $23.1 million for the three months ended September 30, 2019 compared to the prior year period partially driven by the openings of Bar Wayō, Malibu Farm and The Lookout on Pier 17.

Highlights of our results for the nine and three months ended September 30, 2019 are summarized below. We are primarily focused on creating shareholder value by increasing our per share net asset value. Often, the nature of our business results in short term volatility in our Net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics are most useful in tracking our progress towards net asset value creation.

	Nine Months Ended September 30,				Three Months Ended September 30,
($ in thousands)	2019	2018	Change	% Change	2019	2018	Change	% Change
Operating Assets NOI
Office	$63,081	$50,195	$12,886	26%	$24,159	$17,092	$7,067	41%
Retail	47,188	47,215	(27)	—%	15,683	15,760	(77)	—%
Multi-family	14,503	11,902	2,601	22%	5,317	3,685	1,632	44%
Hospitality	23,419	20,436	2,983	15%	7,231	4,952	2,279	46%
Other	11,149	(782)	11,931	1,526%	1,894	(600)	2,494	(416)%
Company's share NOI (a)	8,820	6,155	2,665	43%	2,043	1,343	700	52%
Total Operating Assets NOI (b)	$168,160	$135,121	$33,039	24%	$56,327	$42,232	$14,095	33%

Projected stabilized NOI Operating Assets ($ in millions)	$323.1	$315.7	$7.5	2%

MPC
Acres Sold - Residential	337	384	(47)	(12)%	147	222	(75)	(34)%
Acres Sold - Commercial	—	4	(4)	(100)%	—	2	(2)	(100)%
Price Per Acre - Residential	$543	$533	$10	2%	$574	$527	$47	9%
Price Per Acre - Commercial	$—	$767	$(767)	(100)%	$—	$851	$(851)	(100)%
MPC EBT	$145,469	$172,338	$(26,869)	(16)%	$60,637	$88,918	$(28,281)	(32)%

Seaport District NOI
Historic District & Pier 17 - Landlord	$(5,156)	$(2,746)	$(2,410)	(88)%	$(2,150)	$(1,435)	$(715)	(50)%
Multi-Family	303	363	(60)	(17)%	112	109	3	3%
Hospitality	41	70	(29)	(41)%	—	70	(70)	(100)%
Historic District & Pier 17 - Managed Businesses	(4,420)	(528)	(3,892)	(737)%	(879)	(478)	(401)	(84)%
Tin Building - Managed Businesses	—	—	—	—%	—	—	—	—%
Events, Sponsorships & Catering Business	(536)	878	(1,414)	(161)%	25	(1,212)	1,237	(102)%
Company's share NOI (a)	(385)	(579)	194	(34)%	(148)	(452)	304	67%
Total Seaport District NOI	$(10,153)	$(2,542)	$(7,611)	299%	$(3,040)	$(3,398)	$358	(11)%

Strategic Developments
Condominium units contracted to sell (c)	82	49	33	67%	55	2	53	2,650%

(a)	Includes Company's share of NOI from non-consolidated assets.

(b)	Excludes properties sold or in redevelopment.

(c)	Includes units at our buildings that are open or under construction as of September 30, 2019.

"Our third quarter results illustrate the strong fundamentals of our business across our core markets, highlighted by the 33% quarter-over-quarter growth we experienced in recurring Operating Assets NOI," said Paul H. Layne, Chief Executive Officer. "With the NOI growth in our Operating Assets segment, we have an annual run rate of $231 million with a stabilized NOI target of $323 million, a 2.4% increase over 2018. At Summerlin, we celebrated the Las Vegas Ballpark and Las Vegas Aviators being named ballpark and team of the year by Ballpark Digest. These recognitions speak to the catalytic impact baseball has had on Summerlin, in particular on Downtown Summerlin, and the importance of masterful design in creating vibrant destinations in the hearts of our planned cities. Additionally, home sales, a leading indicator of future land purchases by home builders, are up 22.6% across all our MPCs.

"At Ward Village, we also celebrated the ground breaking of Kō'ula, which began public sales in January 2019, marking our latest milestone as we continue to execute on our vision for the community with the development of each building and one-of-a-kind public spaces as well as the ongoing curation of unique offerings. Demand to live in our community remains high as evidenced by sales at Kō'ula, which is already 70% pre-sold.

"In New York, the Seaport District had a strong finish for the summer with the openings of Bar Wayō, the latest offering from the renowned Momofuku restaurant group; Malibu Farm, a California-inspired farm-to-table eatery; and The Lookout, a seasonal bar pop-up. Overall, the Seaport District’s revenue is again up for the third quarter, and with many additional key offerings coming online in the next 18 months to complete the district, we are continuing to make substantial progress in accomplishing our vision.

"Finally, we recently announced a transformation plan for the Company following the conclusion of our strategic review process. The transformation plan has three main elements: a streamlined organizational structure with reduced overhead expenses, the sale of non-core assets and accelerated growth in our core MPC business, where we have unique and sustainable competitive advantages. We are confident that focusing on this path will provide the best long-term outcome for our shareholders, our customers and our employees," said Mr. Layne.

Financial Results

Net income attributable to common stockholders increased to $75.1 million, or $1.73 per diluted share, and $29.8 million, or $0.69 per diluted share, for the nine and three months ended September 30, 2019, respectively, compared to $19.8 million, or $0.46 per diluted share, and $23.4 million, or $0.54 per diluted share, for the nine and three months ended September 30, 2018, respectively. The increase for the nine months ended September 30, 2019 is primarily due to higher Condominium rights and unit sales, net of costs, driven by closings at Ae‘o. In addition, the increases in both the nine and three months ended September 30, 2019 are attributable to a gain recognized on the sale of Cottonwood Mall and selling profit recognized as a result of a build-to-suit lease that commenced at our 100 Fellowship Drive property which for accounting purposes is recognized as a sales-type lease. The increases in both periods were partially offset by lower MPC superpad sales at Summerlin and higher operating expenses at the Seaport District. The higher operating expenses at the Seaport District are due to start-up costs associated with opening new businesses.

Key factors impacting our Funds from operations ("FFO"), Core funds from operations ("Core FFO") and Adjusted FFO ("AFFO") are discussed below.

	Nine Months Ended September 30,		Three Months Ended September 30,
(In thousands, except share amounts)	2019	2018	2019	2018
Net income attributable to common stockholders	$75,056	$19,751	$29,758	$23,365
Basic income per share:	$1.74	$0.46	$0.69	$0.54
Diluted income per share:	$1.73	$0.46	$0.69	$0.54

Funds from operations	$158,876	$105,113	$40,161	$53,753
FFO per weighted average diluted share	$3.66	$2.43	$0.91	$1.24

Core FFO	$211,301	$148,849	$59,859	$71,818
Core FFO per weighted average diluted share	$4.87	$3.44	$1.38	$1.66

AFFO	$204,711	$136,471	$57,852	$70,055
AFFO per weighted average diluted share	$4.72	$3.15	$1.32	$1.62

FFO increased $53.8 million, or $1.23 per diluted share, for the nine months ended September 30, 2019 and decreased $13.6 million, or $0.33 per diluted share, for the three months ended September 30, 2019, compared to the same periods in 2018. As noted above, the increase for the nine months ended September 30, 2019 was primarily attributable to the increase in Condominium rights and unit sales, net of costs, due to Ae‘o closings, partially offset by higher operating losses at the Seaport District. The decrease for the three months ended September 30, 2019 is attributable to a decrease in Master Planned Communities land sales due to fewer superpad sales at Summerlin and a slower pace of land development and custom lot sales at The Summit as well as an increase in interest expense due to placing assets into service. The decrease was partially offset by an increase in Other rental and property revenues in the Operating Assets and Seaport District segments.

Core FFO, our FFO adjusted to exclude the impact of certain non-cash and/or nonrecurring income and expense items, increased $62.5 million, or $1.43 per diluted share, for the nine months ended September 30, 2019 and decreased $12.0 million, or $0.28 per diluted share, for the three months ended September 30, 2019, compared to the same periods in 2018 primarily due to the factors discussed in the FFO section above, as well as a higher Deferred income tax expense, partially offset by lower Other non-recurring expenses.

AFFO, our Core FFO adjusted to exclude recurring capital improvements and leasing commissions, increased $68.2 million, or $1.57 per diluted share, for the nine months ended September 30, 2019 and decreased $12.2 million, or $0.30 per diluted share, for the three months ended September 30, 2019 compared to the same periods in 2018 primarily due to the items mentioned in the FFO and Core FFO discussions above. The increase in the nine month period was also impacted by lower tenant and capital improvements. Please reference FFO, Core FFO and AFFO as defined and reconciled to the closest GAAP measure in the Appendix to this release and the reasons why we believe these non-GAAP measures are meaningful to investors and a better indication of our overall performance.

Business Segment Operating Results

Operating Assets

In our Operating Assets segment, we increased NOI, including our share of NOI from equity investees and excluding properties sold or in redevelopment, by $33.0 million, or 24.5%, to $168.2 million in the nine months ended September 30, 2019 and by $14.1 million, or 33.4%, to $56.3 million in the three months ended September 30, 2019 compared to the same periods in 2018. The increase in NOI for the nine and three months ended September 30, 2019 is primarily driven by increases of $11.9 million and $2.5 million in our other properties category; $12.9 million and $7.1 million in our office properties; and $3.0 million and $2.3 million in our hospitality properties. The increase in our other category for the nine and three months ended September 30, 2019 is a result of placing the Las Vegas Ballpark, the home of our Triple-A baseball team The Las Vegas Aviators, into service in March 2019. The increases in our office and hospitality properties are mainly the result of continued stabilization of existing assets within these categories, increased occupancy, as well as NOI generated from assets placed into service subsequent to the third quarter of 2018.

As previously mentioned, in September 2019, the Las Vegas Ballpark and its professional Triple-A baseball team, the Las Vegas Aviators, were named ballpark and team of the year, respectively, by Ballpark Digest. This is the first time Ballpark Digest has awarded both a stadium and its affiliated team with top honors during the same year.

Master Planned Communities

Our MPC revenues fluctuate each quarter given the nature of development and sale of land in these large scale, long-term communities. As a result of this fluctuation, we believe full year results are a better measurement of performance than quarterly results. We also use residential home sales as a leading indicator of continued demand from homebuilders in our communities. As we continue to see strong demand for our land from homebuilders, continued demand in our MPCs for new homes and interest rate stabilization, we do not expect a material slowdown in the pace of residential land sales for the remainder of 2019.

During the nine and three months ended September 30, 2019, our MPC segment EBT decreased $26.9 million to $145.5 million and $28.3 million to $60.6 million, respectively, mainly as a result of fewer superpad sales at Summerlin and lower Equity in earnings from real estate and other affiliates. Land sales revenues at Summerlin were also negatively impacted by lower recognition of revenue deferred from previous sales and fewer SID bond assumptions and reimbursements. As noted above, the decrease in Equity in earnings from real estate and other affiliates is primarily attributable to a slower pace of land development and fewer custom lot sales at The Summit, which offers a mix of custom lots, detached homes sold by the joint venture and multi-family homes sold by the joint venture. This decrease in Equity in earnings from The Summit is in line with our expectations as a higher percentage of sales are being generated from the sale of homes built by the joint venture, which has a lower margin than the sale of custom lots. Our estimate of overall gross margin generated by the project remains unchanged. Despite the decline in year-to-date land sales in Summerlin, we remain optimistic that we will achieve total land sales for the year consistent with our results over the past two years.

For the nine month period, the decreases noted above are partially offset by increased land sales revenues at Bridgeland, The Woodlands and The Woodlands Hills. At Bridgeland, land sales revenues increased $15.3 million, or 50.4%, due to robust sales of single-family lots, resulting in 197 more lot sales in the nine months ended September 30, 2019 compared to the prior year period. Land sales revenues at The Woodlands increased $7.7 million due to a 48.3% increase in superpad and single-family sales for the nine months ended September 30, 2019 compared to the prior period. For the nine months ended September 30, 2019, land sales revenues at The Woodlands Hills increased 25.7% primarily due to the mix and number of lots sold. Despite fewer lots sales, Summerlin's price per acre increased to $685,000 for the nine months ended September 30, 2019 from $589,000 in the prior period primarily due to the mix of lots sold. For the three months ended September 30, 2019, the decreases in overall MPC revenue are partially offset by increased land sales revenues at The Woodlands Hills and The Woodlands, which increased 77.0% and 62.7%, respectively, primarily due to the mix and number of lots sold. The Woodlands also achieved a $737,000 price per acre for the three month period, an increase of $195,000, primarily due to the mix of lots sold. Land sales revenue at Bridgeland also increased for the three months ended September 30, 2019 primarily due to an 8.7% higher price per acre. Similarly, while Summerlin had fewer lots sales, price per acre increased 17.8% for the superpad and custom lot products for the three months ended September 30, 2019.

Although they do not directly impact our results of operations, we believe ongoing strong underlying home sales will continue to drive demand for land in our MPCs. The rate of home sales at The Woodlands Hills, which commenced sales in the second quarter of 2018, increased 154.5% and 18.2% for the nine and three months ended September 30, 2019, respectively, over the prior year periods. Bridgeland's home sales increased 42.7% and 62.4% for the nine and three months ended September 30, 2019, respectively, over the prior year periods. We believe that the acceleration at both The Woodlands Hills and Bridgeland speak to their respective maturation as master planned communities as well as their thoughtful approach to conservation, recreation and transportation. In addition, they have excellent access, schools and amenities. During the current quarter, we celebrated the opening of one such amenity, Dragonfly Park, a 25-acre park and 25-acre lake, located in Bridgeland's Parkland Village. Touted as a destination, the grand opening drew more than 1,500 residents to the park, which offers an abundance of outdoor activities, including a resort-style pool, lazy river, basketball and tennis courts, dragonfly play structure and event space. While home sales decreased 5.4% and 3.8% in Summerlin and The Woodlands, respectively, for the nine months ended September 30, 2019 compared to the previous year, home sales at Summerlin and The Woodlands have increased 6.6% and 27.0%, respectively, for the three months ended September 30, 2019 compared to the prior year period, evidencing continued strength. The following summarizes home sales in our MPCs during the nine and three months ended September 30, 2019.

	Net New Home Sales
	Nine Months Ended September 30,				Three Months Ended September 30, 2019
	2019	2018	Change	% Change	2019	2018	Change	% Change
The Woodlands	255	265	(10)	(3.8)%	80	63	17	27.0%
The Woodlands Hills	84	33	51	154.5%	26	22	4	18.2%
Bridgeland	541	379	162	42.7%	190	117	73	62.4%
Summerlin	989	1,046	(57)	(5.4)%	322	302	20	6.6%
Total	1,869	1,723	146	8.5%	618	504	114	22.6%

The Seaport District

In the Seaport District, we celebrated the openings of Bar Wayō, the latest offering from the renowned Momofuku restaurant group; Malibu Farm, a California-inspired farm-to-table eatery; and The Lookout, a seasonal pop-up bar at Pier 17. We also sold out 30 concerts and have sold 96% of all available tickets for the Summer Concert Series.

Seaport District segment revenues increased by $20.4 million to $43.1 million and $8.5 million to $23.1 million for the nine and three months ended September 30, 2019, respectively, compared to the same periods in 2018. The increases are due to both our existing businesses as well as new business openings and were driven by the summer concert series, Cobble & Co, The Fulton, Garden Bar and 10 Corso Como Retail and Café.

In the Seaport District segment, NOI, including our share of NOI from equity investees, decreased by $7.6 million to a net operating loss of $10.2 million and increased by $0.4 million to a net operating loss of $3.0 million for the nine and three months ended September 30, 2019, respectively, compared to the same periods in 2018. The decrease in NOI in the nine month period was driven by continued investment in the development of the Seaport District, particularly as it relates to funding start-up costs related to the retail, food and beverage and other operating businesses. Decreases of $3.9 million, $2.4 million and $1.4 million, in managed businesses, landlord operations and events and sponsorships, respectively, compared to the prior year period were primary contributors to the decrease in NOI for the nine months ended September 30, 2019. The increase for the three month period compared to the prior year period was primarily attributable to an increase of $1.2 million in our events and sponsorships, partially offset by a decrease of $0.7 million in landlord operations for the three months ended September 30, 2019. Our landlord operations business represents physical real estate developed, owned and leased to third parties by HHC. We expect to continue to incur operating expenses in excess of rental revenues while the remaining available space is in lease-up. Our managed businesses include retail and food and beverage entities that we operate and own, either directly, through license agreements or in joint ventures. Our event and sponsorship businesses include our concert series; Winterland skating and bar; event catering; private events; and sponsorships from approximately 11 partners. We expect to incur operating losses for our event and sponsorship, landlord operations and managed business entities until the Seaport District reaches its critical mass of offerings.

The Seaport District is part non-stabilized operating asset, part development project and part operating business. As such, the Seaport District has a greater range of possible outcomes than our other projects. The greater uncertainty is largely the result of (i) business operating risks, (ii) seasonality, (iii) potential sponsorship revenue and (iv) event revenue. We operate and own, either directly, through license agreements or in joint ventures, many of the tenants in the Seaport District, including retail stores such as 10 Corso Como and SJP by Sarah Jessica Parker and restaurants such as The Fulton by Jean-Georges, Bar Wayō, Malibu Farm, two concepts by Andrew Carmellini, R17 and the Jean-Georges food hall. As a result, the revenues and expenses of these businesses, as well as the underlying market conditions affecting these types of businesses, will directly impact the NOI of the Seaport District. This is in contrast to our other retail properties where we primarily receive lease payments and are not as directly impacted by the operating performance of the underlying businesses. This causes the quarterly results and eventual stabilized yield of the Seaport District to be less predictable than our other operating real estate assets with traditional lease structures. Further, as we open new operating businesses, either owned entirely or in joint venture, we expect to incur pre-opening expenses and operating losses until those businesses stabilize, which likely will not happen until the Seaport District reaches its critical mass of offerings. We expect the time to stabilize the Seaport District will be primarily driven by the construction, interior finish work and stabilization to occur at the Jean-Georges food hall in the Tin Building. Construction is expected to be substantially complete in early 2021 with an expected opening by summer 2021, assuming that we receive the necessary approvals timely. We expect stabilization to occur approximately 12 to 18 months after opening. Given the factors and uncertainties listed above combined with our operating experience during this past summer as we opened multiple new venues, we will no longer provide guidance on our expected NOI yield and stabilization date for the Seaport District for the next several quarters. We will continue all other aspects of our disclosure for the Seaport District segment including revenues, expenses, NOI and EBITDA. As we move closer to opening a critical mass of offerings at the Seaport District and after a more thorough internal review by our new leadership, we will re-establish goals for yield on costs and stabilization dates when the uncertainties and range of possible outcomes are more clear.

Strategic Developments

Strategic Developments segment EBT increased $98.4 million and $25.9 million for the nine and three months ended September 30, 2019, respectively, compared to the same periods in the prior year. The increase for the nine months ended September 30, 2019 compared to the prior year period is primarily due to an increase in Condominium rights and unit sales, net of costs, due to closings at Ae‘o. As a result of the adoption of Topic 606 in 2018, condominium revenue is only recognized as unit sales close which occurs after building completion. The year to date period was also positively impacted by the gain recognized for the sale of Cottonwood Mall and the absence of the $13.4 million charge for window repairs at our Waiea condominium tower which was recorded in the second quarter of 2018 but did not recur in 2019. The increase for the three months ended September 30, 2019 compared to the prior year period is primarily due to an increase in the Gain on sale or disposal of real estate driven by the sale of Cottonwood Mall. For the nine and three months ended September 30, 2019, we reported revenues of $443.9 million and $10.0 million, respectively, from Condominium rights and unit sales for homes that actually closed escrow at our four delivered buildings (Waiea, Anaha, Ae‘o and Ke Kilohana) in Ward Village compared to $39.8 million and $8.0 million for the prior periods, respectively.

As noted above, the cause of the increase in revenue in the nine month period compared to prior year is increased closings. We closed on 594 condominium units during the nine months ended September 30, 2019 compared to 15 during the prior year period. Condominium revenue is recognized when construction of the condominium tower is complete and unit sales close, leading to greater variability in revenue recognized between periods. Strong sales momentum continued at ‘A‘ali‘i and Kō'ula, which are 83.1% and 70.3% pre-sold, respectively, as of September 30, 2019. Kō'ula, our newest condominium tower that began public sales in January 2019, was 71.9% pre-sold as of October 31, 2019. With approximately 89% of our homes sold across our six towers that are either delivered or under construction, our sales continue to support our ability to maintain a 30% blended profit margin, excluding land, across the community. We feel that the pace of pre-sales of our recent buildings reflects the combination of product and price that we have found to resonate in the market. Further, these sales continue to demonstrate the desirability of our community and the high quality product that we are developing in Honolulu. The current increased pace of pre-sales gives us the opportunity to modestly accelerate the pace under which we launch new towers.

Balance Sheet Third Quarter Activity and Subsequent Events

On October 24, 2019, we modified and extended our $47.9 million loan for Outlet Collection at Riverwalk. The total commitment was reduced to $30.9 million, including the required pay-down of $15.0 million. The loan bears interest at one-month London Interbank Offered Rate ("LIBOR") plus 2.50% and matures October 24, 2021.

On October 17, 2019, our wholly-owned subsidiary purchased the $99.7 million note for 250 Water Street from the previous lender at a discount of approximately $6.5 million. We expect to obtain third-party financing in the fourth quarter of 2019.

On October 17, 2019, we closed on a $250.0 million credit facility secured by land and certain other collateral in The Woodlands and Bridgeland master planned communities. The loan bears interest at LIBOR plus 2.50% with a final maturity of October 17, 2024. The new loan refinanced The Woodlands Master Credit Facility and Bridgeland Credit Facility with a combined principal balance of $215.0 million and a weighted average interest rate of LIBOR plus 2.87%.

On September 13, 2019, we closed on a $37.7 million multi-family loan and security agreement for Creekside Park Apartments. The loan bears interest at 3.52% with a maturity of October 1, 2029.

On August 6, 2019, we closed on a $30.7 million construction loan for Millennium Phase III Apartments. The loan bears interest at one-month LIBOR plus 1.75% with an initial maturity date of August 6, 2023 and a one-year extension option.

On August 1, 2019, we modified our $64.6 million construction loan, of which $31.1 million relates to Aristocrat and $33.5 million relates to Two Summerlin. The original loan bears interest at Wall Street Journal Prime plus 0.40% with a maturity of October 19, 2022. As part of the modification, the $33.5 million Two Summerlin note was amended to bear interest at 4.25% with an initial maturity of October 18, 2022 and one, 36-month extension option. We closed on a new $38.3 million note for Aristocrat which bears interest at 3.67% with an initial maturity of September 1, 2029. A portion of the proceeds for the new Aristocrat note were used to extinguish the original Aristocrat note.

As of September 30, 2019, our total consolidated debt equaled approximately 45.6% of our total assets and our leverage ratio (debt to enterprise value, as defined in the Supplemental Information) was 41.2%. We believe our low leverage, with a focus on project-specific financing, reduces our exposure to potential downturns and provides us with the ability to evaluate new opportunities. As of September 30, 2019, we had $638.0 million of cash and cash equivalents.

About The Howard Hughes Corporation®

The Howard Hughes Corporation® owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 12 states from New York to Hawai‘i. The Howard Hughes Corporation® is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook, Twitter, Instagram and LinkedIn.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•
announcement of certain changes, which we refer to as our "Transformation Plan", including new executive leadership, reduction in our overhead expenses, the proposed sale of our non-core assets and accelerated growth in our core MPC assets;

•	expected performance of our stabilized, income-producing properties and the performance and stabilization timing of properties that we have recently placed into service or are under construction;

•	capital required for our operations and development opportunities for the properties in our Operating Assets, Seaport District and Strategic Developments segments;

•	expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•	expected performance of our MPC segment;

•	forecasts of our future economic performance; and

•	future liquidity, finance opportunities, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may have a material impact on any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission ("SEC") on February 27, 2019, as amended and supplemented by any risk factors contained in our quarterly reports on Form 10-Q, which have been subsequently filed with the SEC. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

Our Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used throughout this release are net operating income, Funds from operations, Core funds from operations, and Adjusted funds from operations. We provide a more detailed discussion about these non-GAAP measures in our reconciliation of non-GAAP measures provided in this earnings release.

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Nine Months Ended September 30,		Three Months Ended September 30,
(In thousands, except per share amounts)	2019	2018	2019	2018
Revenues:
Condominium rights and unit sales	$443,931	$39,767	$9,999	$8,045
Master Planned Communities land sales	177,001	226,727	77,368	127,730
Minimum rents	164,356	153,156	55,552	53,244
Tenant recoveries	40,724	37,808	13,704	12,806
Hospitality revenues	68,536	64,738	20,031	19,108
Builder price participation	24,224	19,394	9,660	8,685
Other land revenues	16,646	15,988	5,954	7,145
Other rental and property revenues	79,872	42,266	37,816	20,397
Interest income from sales-type leases	1,088	—	1,088	—
Total revenues	1,016,378	599,844	231,172	257,160

Expenses:
Condominium rights and unit cost of sales	365,324	41,713	7,010	6,168
Master Planned Communities cost of sales	78,128	109,609	33,304	57,183
Master Planned Communities operations	35,948	33,956	11,866	13,044
Other property operating costs	131,808	91,847	53,214	42,942
Rental property real estate taxes	28,585	24,148	9,080	8,519
Rental property maintenance costs	11,862	11,604	3,533	4,456
Hospitality operating costs	46,310	45,707	14,080	14,723
(Recovery) provision for doubtful accounts	(195)	4,417	(107)	2,282
Demolition costs	737	16,166	138	2,835
Development-related marketing costs	16,874	20,484	5,341	7,218
General and administrative	87,923	71,795	32,519	20,645
Depreciation and amortization	115,142	88,398	40,093	31,123
Total expenses	918,446	559,844	210,071	211,138

Other:
Gain on sale or disposal of real estate, net	24,051	—	24,201	—
Other income (loss), net	11,798	(3,444)	1,337	(3,710)
Total other	35,849	(3,444)	25,538	(3,710)

Operating income	133,781	36,556	46,639	42,312

Selling profit from sales-type leases	13,537	—	13,537	—
Interest income	7,696	6,759	2,872	2,080
Interest expense	(76,358)	(57,182)	(28,829)	(21,670)
Equity in earnings from real estate and other affiliates	20,847	39,297	4,542	8,612
Income before taxes	99,503	25,430	38,761	31,334
Provision for income taxes	24,207	5,628	8,718	7,487
Net income	75,296	19,802	30,043	23,847
Net income attributable to noncontrolling interests	(240)	(51)	(285)	(482)
Net income attributable to common stockholders	$75,056	$19,751	$29,758	$23,365

Basic income per share:	$1.74	$0.46	$0.69	$0.54

Diluted income per share:	$1.73	$0.46	$0.69	$0.54

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	September 30,	December 31,
(In thousands, except par values and share amounts)	2019	2018
Assets:
Investment in real estate:
Master Planned Communities assets	$1,683,224	$1,642,660
Buildings and equipment	3,268,926	2,932,963
Less: accumulated depreciation	(478,185)	(380,892)
Land	315,643	297,596
Developments	1,345,807	1,290,068
Net property and equipment	6,135,415	5,782,395
Investment in real estate and other affiliates	121,611	102,287
Net investment in real estate	6,257,026	5,884,682
Net investment in lease receivable	78,021	—
Cash and cash equivalents	637,979	499,676
Restricted cash	204,650	224,539
Accounts receivable, net	17,248	12,589
Municipal Utility District receivables, net	288,376	222,269
Notes receivable, net	36,425	4,694
Deferred expenses, net	110,935	95,714
Operating lease right-of-use assets, net	70,349	—
Prepaid expenses and other assets, net	246,906	411,636
Total assets	$7,947,915	$7,355,799

Liabilities:
Mortgages, notes and loans payable, net	$3,624,684	$3,181,213
Operating lease obligations	71,190	—
Deferred tax liabilities	172,476	157,188
Accounts payable and accrued expenses	699,509	779,272
Total liabilities	4,567,859	4,117,673

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 43,752,777 issued and 43,232,928 outstanding as of September 30, 2019 and 43,511,473 shares issued and 42,991,624 outstanding as of December 31, 2018	438	436
Additional paid-in capital	3,334,101	3,322,433
Accumulated deficit	(45,285)	(120,341)
Accumulated other comprehensive loss	(35,513)	(8,126)
Treasury stock, at cost, 519,849 shares as of September 30, 2019 and December 31, 2018	(62,190)	(62,190)
Total stockholders' equity	3,191,551	3,132,212
Noncontrolling interests	188,505	105,914
Total equity	3,380,056	3,238,126
Total liabilities and equity	$7,947,915	$7,355,799

Appendix – Reconciliations of Non-GAAP Measures

As of and for the Nine and Three Months Ended September 30, 2019

We use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used herein are Net operating income (“NOI”), Funds from operations (“FFO”), Core funds from operations (“Core FFO”) and Adjusted funds from operations (“AFFO”).

As a result of our four segments, Operating Assets, Master Planned Communities ("MPC"), Seaport District and Strategic Developments, being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax ("EBT"). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and Equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, EBT should not be considered as an alternative to GAAP net income.

Effective January 1, 2019, the Company moved the Seaport District out of the Operating Assets and Strategic Development segments and into a stand-alone segment for disclosure purposes. As applicable, we have adjusted our performance measures in all periods reported to reflect this change.

	Nine Months Ended September 30,			Three Months Ended September 30,
(In thousands)	2019	2018	$ Change	2019	2018	$ Change
Operating Assets Segment EBT
Total revenues	$305,395	$264,017	$41,378	$104,223	$87,462	$16,761
Total operating expenses	(139,589)	(126,372)	(13,217)	(47,950)	(43,373)	(4,577)
Segment operating income	165,806	137,645	28,161	56,273	44,089	12,184
Depreciation and amortization	(84,890)	(74,028)	(10,862)	(28,844)	(26,470)	(2,374)
Interest expense, net	(60,695)	(52,886)	(7,809)	(21,645)	(18,891)	(2,754)
Other income (loss), net	1,186	(2,603)	3,789	63	(2,767)	2,830
Equity in earnings (losses) from real estate and other affiliates	3,195	1,507	1,688	441	(76)	517
Selling profit from sales-type leases	13,537	—	13,537	13,537	—	13,537
Segment EBT	38,139	9,635	28,504	19,825	(4,115)	23,940

MPC Segment EBT
Total revenues	216,042	261,665	(45,623)	92,287	143,135	(50,848)
Total operating expenses	(114,075)	(143,608)	29,533	(45,169)	(70,237)	25,068
Segment operating income	101,967	118,057	(16,090)	47,118	72,898	(25,780)
Depreciation and amortization	(334)	(245)	(89)	(88)	(78)	(10)
Interest income, net	24,376	19,826	4,550	8,550	6,626	1,924
Other income, net	601	18	583	534	18	516
Equity in earnings from real estate and other affiliates	18,859	34,682	(15,823)	4,523	9,454	(4,931)
Segment EBT	145,469	172,338	(26,869)	60,637	88,918	(28,281)

	Nine Months Ended September 30,			Three Months Ended September 30,
(In thousands)	2019	2018	$ Change	2019	2018	$ Change
Seaport District Segment EBT
Total revenues	43,051	22,612	20,439	23,130	14,601	8,529
Total operating expenses	(59,735)	(31,965)	(27,770)	(27,330)	(21,989)	(5,341)
Segment operating income	(16,684)	(9,353)	(7,331)	(4,200)	(7,388)	3,188
Depreciation and amortization	(19,713)	(6,506)	(13,207)	(6,767)	(2,309)	(4,458)
Interest (expense) income, net	(8,440)	8,466	(16,906)	(4,984)	1,471	(6,455)
Other loss, net	(147)	(120)	(27)	—	(120)	120
Equity in losses from real estate and other affiliates	(1,788)	(692)	(1,096)	(705)	(452)	(253)
Loss on sale or disposal of real estate	(6)	—	(6)	—	—	—
Segment EBT	(46,778)	(8,205)	(38,573)	(16,656)	(8,798)	(7,858)

Strategic Developments Segment EBT
Total revenues	451,873	51,550	400,323	11,515	11,962	(447)
Total operating expenses	(382,341)	(60,892)	(321,449)	(11,327)	(13,553)	2,226
Segment operating income	69,532	(9,342)	78,874	188	(1,591)	1,779
Depreciation and amortization	(4,386)	(2,650)	(1,736)	(2,070)	(472)	(1,598)
Interest income, net	9,499	9,794	(295)	3,002	2,848	154
Other income (loss), net	664	(77)	741	354	(450)	804
Equity in earnings (loss) from real estate and other affiliates	581	3,797	(3,216)	283	(315)	598
Gain on sale or disposal of real estate, net	24,057	—	24,057	24,201	—	24,201
Segment EBT	99,947	1,522	98,425	25,958	20	25,938

Consolidated Segment EBT
Total revenues	1,016,361	599,844	416,517	231,155	257,160	(26,005)
Total operating expenses	(695,740)	(362,837)	(332,903)	(131,776)	(149,152)	17,376
Segment operating income	320,621	237,007	83,614	99,379	108,008	(8,629)
Depreciation and amortization	(109,323)	(83,429)	(25,894)	(37,769)	(29,329)	(8,440)
Interest expense, net	(35,260)	(14,800)	(20,460)	(15,077)	(7,946)	(7,131)
Other income (loss), net	2,304	(2,782)	5,086	951	(3,319)	4,270
Equity in earnings from real estate and other affiliates	20,847	39,294	(18,447)	4,542	8,611	(4,069)
Gain on sale or disposal of real estate, net	24,051	—	24,051	24,201	—	24,201
Selling profit from sales-type leases	13,537	—	13,537	13,537	—	13,537
Consolidated segment EBT	236,777	175,290	61,487	89,764	76,025	13,739

Corporate income, expenses and other items	(161,481)	(155,488)	(5,993)	(59,721)	(52,178)	(7,543)
Net income	75,296	19,802	55,494	30,043	23,847	6,196
Net income attributable to noncontrolling interests	(240)	(51)	(189)	(285)	(482)	197
Net income attributable to common stockholders	$75,056	$19,751	$55,305	$29,758	$23,365	$6,393

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport District portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, other (loss) income, amortization, depreciation and development-related marketing. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport District assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of EBT to NOI for Operating Assets and Seaport District has been presented in the tables below.

	Nine Months Ended September 30,		Three Months Ended September 30,
	(Unaudited)		(Unaudited)
(In thousands)	2019	2018	2019	2018
Total Operating Assets segment EBT (a)	$38,139	$9,635	$19,825	$(4,115)

Add back:
Depreciation and amortization	84,890	74,028	28,844	26,470
Interest expense, net	60,695	52,886	21,645	18,891
Equity in (earnings) loss from real estate and other affiliates	(3,195)	(1,507)	(441)	76
Selling profit from sales-type leases	(13,537)	—	(13,537)	—
Impact of straight-line rent	(7,911)	(8,777)	(2,529)	(3,241)
Other	259	2,701	477	2,808
Total Operating Assets NOI - Consolidated	159,340	128,966	54,284	40,889

Dispositions
Cottonwood Square	—	11	—	—
Total Operating Asset Dispositions NOI	—	11	—	—

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	159,340	128,977	54,284	40,889

Company's Share NOI - Equity investees	5,195	2,709	2,043	1,343

Distributions from Summerlin Hospital Investment	3,625	3,435	—	—

Total Operating Assets NOI	$168,160	$135,121	$56,327	$42,232

(a) EBT excludes corporate expenses and other items that are not allocable to the segments.

	Nine Months Ended September 30,		Three Months Ended September 30,
	(Unaudited)		(Unaudited)
(In thousands)	2019	2018	2019	2018
Total Seaport District segment EBT (a)	$(46,778)	$(8,205)	$(16,656)	$(8,798)

Add back:
Depreciation and amortization	19,713	6,506	6,767	2,309
Interest expense (income), net	8,440	(8,466)	4,984	(1,471)
Equity in losses from real estate and other affiliates	1,788	692	705	452
Impact of straight-line rent	1,658	(612)	412	(274)
Loss on sale or disposal of real estate	6	—	—	—
Other - development related	5,405	8,122	896	4,836
Total Seaport District NOI - Consolidated	(9,768)	(1,963)	(2,892)	(2,946)

Company's Share NOI - Equity investees	(385)	(579)	(148)	(452)

Total Seaport District NOI	$(10,153)	$(2,542)	$(3,040)	$(3,398)

(a) EBT excludes corporate expenses and other items that are not allocable to the segments.

FFO, Core FFO and AFFO

FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income calculated in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges (which we believe are not indicative of the performance of our operating portfolio). We calculate FFO in accordance with NAREIT’s definition. Since FFO excludes depreciation and amortization, gains and losses from depreciable property dispositions and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in land sales prices, occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Core FFO is calculated by adjusting FFO to exclude the impact of certain non-cash and/or nonrecurring income and expense items, as set forth in the calculation below. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of the ongoing operating performance of our core operations, and we believe it is used by investors in a similar manner. Finally, AFFO adjusts our Core FFO operating measure to deduct cash spent on recurring tenant improvements and capital expenditures of a routine nature as well as leasing commissions to present an adjusted measure of Core FFO. Core FFO and AFFO are non-GAAP and non-standardized measures and may be calculated differently by other peer companies.

While FFO, Core FFO, AFFO and NOI are relevant and widely used measures of operating performance of real estate companies, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO, Core FFO, AFFO and NOI do not purport to be indicative of cash available to fund our future cash requirements. Further, our computations of FFO, Core FFO, AFFO and NOI may not be comparable to those reported by other real estate companies. We have included a reconciliation of FFO, Core FFO and AFFO to GAAP net income below. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

	Nine Months Ended September 30,		Three Months Ended September 30,
	(Unaudited)		(Unaudited)
(In thousands, except share amounts)	2019	2018	2019	2018
Net income attributable to common shareholders	$75,056	$19,751	$29,758	$23,365
Adjustments to arrive at FFO:
Segment real estate related depreciation and amortization	109,323	83,429	37,769	29,329
Gain on sale or disposal of real estate, net	(24,051)	—	(24,201)	—
Selling profit from sales-type leases	(13,537)	—	(13,537)	—
Income tax expense adjustments:
Gain on sale or disposal of real estate, net	5,868	—	5,868	—
Selling profit from sales-type leases	3,303	—	3,303	—
Reconciling items related to noncontrolling interests	240	51	285	482
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	2,674	1,882	916	577
FFO	$158,876	$105,113	$40,161	$53,753

Adjustments to arrive at Core FFO:
Severance expenses	$3,090	$420	$2,167	$139
Non-real estate related depreciation and amortization	5,819	4,969	2,324	1,794
Straight-line amortization	(6,257)	(10,104)	(2,103)	(3,676)
Deferred income tax expense	23,189	4,621	8,368	7,179
Non-cash fair value adjustments related to hedging instruments	(21)	(1,262)	199	(394)
Share based compensation	8,893	8,231	3,240	2,877
Other non-recurring expenses (development related marketing and demolition costs)	17,611	36,650	5,479	10,053
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	101	211	24	93
Core FFO	$211,301	$148,849	$59,859	$71,818

Adjustments to arrive at AFFO:
Tenant and capital improvements	$(4,001)	$(10,684)	$(206)	$(1,519)
Leasing commissions	(2,589)	(1,694)	(1,801)	(244)
AFFO	$204,711	$136,471	$57,852	$70,055

FFO per diluted share value	$3.66	$2.43	$0.91	$1.24

Core FFO per diluted share value	$4.87	$3.44	$1.38	$1.66

AFFO per diluted share value	$4.72	$3.15	$1.32	$1.62